PRESS RELEASE

[For Immediate Release - January 28, 2003]


Bangor Hydro-Electric Company [OTC: BANGN] announced today that it has made a formal offer to purchase all 25,000 outstanding shares of its 7% Series of Preferred Stock at a price of $115.00 per share in cash. The deadline for shareholders to respond to the offer is Thursday, February 27, 2003.

The tender offer for the 7% series of preferred stock is intended to provide shareholders with an opportunity to liquidate their shares at a price that exceeds the historical trading price and is equivalent to or exceeds the price of comparable preferred issues with greater liquidity. Current interest rate conditions allow us to refinance this portion of our capitalization at rates that do not materially affect our overall cost of capital. Historically, the shares have traded only on an infrequent basis.

It is possible that following the completion of the tender offer that Bangor Hydro will terminate the registration of the series and terminate its obligation to file financial reports pursuant to the Securities Exchange Act of 1934. On December 31, 2002, Bangor Hydro gave notice to holders of its 4% and 4 1/4% callable series of preferred stock, its only other publicly traded securities, that it was calling those shares.

Bangor Hydro was organized under the laws of Maine in 1924. Since October, 2001, Bangor Hydro has been a wholly owned subsidiary of Emera, Inc. of Halifax, Nova Scotia, as the result of a merger transaction pursuant to which Emera acquired all of Bangor Hydro's outstanding shares of common stock for cash.

The 7% series of preferred stock is Bangor Hydro's oldest series of publicly traded securities, having been issued by Bangor Street Railway and Electric Company, a corporate predecessor of Bangor Hydro, between 1910 and 1924.

Georgeson Shareholder Securities Corporation has been retained by Bangor Hydro to serve as Dealer Manager for the offer, Georgeson Shareholder Communications, Inc. has been retained to serve as Information Agent, and EquiServe Trust, N.A. has been retained to serve as Depository. Questions regarding the terms of the offer should be directed to the Information Agent, at (866) 328-5445 (toll-free).

Shareholders of record will be receiving copies of the offer and related exhibits by mail directly from the information agent. Shareholders whose shares are held through a broker should receive the offer and related exhibits from their broker. Holders of Bangor Hydro's 7% series of preferred stock are strongly encouraged to read the offer and related exhibits because they contain important information about the offer.

Bangor Hydro has also filed with the Securities and Exchange Commission a Schedule TO and related exhibits. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission website at www.sec.gov. All preferred stockholders of record at the commencement of the tender offer will also be able to obtain, without charge, copies of these documents from Bangor Hydro.

Safe-Harbor Statement

This statement contains certain statements that are neither reported financial results nor other historic information. These statements are forward looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the company's ability to control or estimate precisely, the satisfaction of other conditions relating to a commencement of a tender offer, future market conditions and responses by competitors to deregulation, new regulatory or legislative requirements, the future actions or decisions of federal or state governmental regulators, the timing and extent of changes in supply and demand of, and prices of, gas and electricity and other risk factors detailed in Bangor Hydro-Electric Company's reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.